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                                                                   EXHIBIT 99(3)


                              [HAYES LEMMERZ LOGO]


                                                                    NEWS RELEASE

CONTACT:     William Shovers
             Hayes Lemmerz International, Inc.
             (734) 737-5100

                                                           For Immediate Release

             HAYES LEMMERZ INTERNATIONAL APPOINTS SPECIAL COMMITTEE
                   TO REVIEW OFFER FROM MAJORITY STOCKHOLDERS

Detroit, Michigan: January 10, 2000 - Hayes Lemmerz International, Inc. (NYSE:HAZ) announced that its Board of Directors had formed a Special Committee comprised of its independent directors, Messrs. John S. Rodewig and Ray H. Witt, to review a proposal from stockholders owning in excess of 75% of Hayes' common stock, to acquire the remaining shares of HAZ which they do not already own for $21 in cash per share. The Special Committee intends to retain independent legal counsel and financial advisors to assist in its review of the proposal.

In the letter setting forth the proposal, the majority stockholders said they had no interest in selling their interest in the Company.

Hayes Lemmerz International, Inc. (NYSE: HAZ) is one of the world's leading global suppliers of automotive and commercial highway wheels, brakes, suspension, structural and other lightweight components. The company has annual sales of close to $2.3 billion with 43 plants, 8 joint venture facilities and over 15,000 employees worldwide.

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More information about Hayes Lemmerz International, Inc. is available at
http://www.hayes-lemmerz.com, and a complete list of current and archived press releases is available at http://hayes-lemmerz.com/press kit.